Exhibit 99.19

PUT OPTION AGREEMENT

dated as of March 21, 2011

between

Repsol YPF, S.A.
as Seller

and

Lazard Asset Management LLC
as Purchaser

TABLE OF CONTENTS

Page
ARTICLE 1
DEFINITIONS

Section 1.01.	Certain Definitions	1

ARTICLE 2
ISSUANCE, EXECUTION AND TRANSFER OF PUT OPTIONS

Section 2.01.	Purchase and Sale	5
Section 2.02.	Issuance of Put Options	5
Section 2.03.	Limitations on Transfer	5

ARTICLE 3
EXERCISE AND SETTLEMENT OF PUT OPTIONS

Section 3.01.	Exercise of Put Options	5
Section 3.02.	Settlement of Put Options for Each Holder	6
Section 3.03.	Record Holder of ADSs	6
Section 3.04.	No Fractional ADSs to Be Delivered	6
Section 3.05.	Calculations Determined by Seller	6

ARTICLE 4
ADJUSTMENTS

Section 4.01.	Adjustments to Exercise Price	7
Section 4.02.	Adjustments to Number of Put Options	8
Section 4.03.	Pass-Through of Dividends and Distributions.	9
Section 4.04.	Restrictions on Adjustments	10
Section 4.05.	Recapitalizations, Reclassifications and Other Changes	10
Section 4.06.	Common Stock Outstanding.	12
Section 4.07.	Seller’s Determinations Final	12
Section 4.08.	Notice of Adjustments	12

ARTICLE 5
OTHER PROVISIONS RELATING TO RIGHTS OF EACH HOLDER

Section 5.01.	Amendments	12

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

Section 6.01.	Organization and Existence	13

i

ii

PUT OPTION AGREEMENT

This Put Option Agreement dated as of March 21, 2011 is between REPSOL YPF, S.A., a corporation organized under the laws of the Kingdom of Spain (the “Seller”), and Lazard Asset Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Purchaser”), acting on behalf of each of its clients identified on Schedule A hereto under the heading “Specified Purchaser” (each such client of the Purchaser, a “Specified Purchaser” and collectively the “Specified Purchasers”).

WITNESSETH THAT:

WHEREAS, pursuant to a Stock Purchase Agreement dated as of March 11, 2011, Seller has agreed to sell and Purchaser, on behalf of the Specified Purchasers, has agreed to purchase from Seller 11,414,329 ADSs (as defined below);

WHEREAS, in connection with such sale and purchase, Purchaser desires to purchase from Seller, on behalf of the Specified Purchasers, and Seller desires to sell to Purchaser in the aggregate, a number of Put Options necessary to reduce the aggregate number of ADSs purchased from Seller by Purchaser on behalf of all Specified Purchasers to no more than 20% of the Free Float of the ADSs, determined as of the Trading Day immediately preceding the Determination Date;

NOW THEREFORE in consideration of the mutual agreements herein contained, the Seller and the Purchaser agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Certain Definitions.  As used in this Put Option Agreement, the following terms shall have their respective meanings set forth below:

“$” refers to such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“ADS” means American Depositary Shares of the Issuer evidenced by American Depositary Receipts and issued pursuant to the Deposit Agreement.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Issuer.

“Aggregate Notional Number” means 11,414,329, subject to adjustment in the same manner, and at the same time, as the Number of Put Options for each Holder is adjusted pursuant to Section 4.02.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board of Directors” means the board of directors of the Seller or any committee of such board of directors duly authorized to exercise the power of such board of directors with respect to the matters provided for in this Put Option Agreement as to which the board of directors is authorized or required to act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain or Buenos Aires, Argentina are authorized or required by Applicable Law to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Issuer and all warrants or options to acquire such capital stock.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Close of Business” means 5:00 p.m. New York City time.

“Common Stock” means Class D Common Stock, par value 10 Argentinian pesos per share, of the Issuer, subject to Section 4.05.

“Deposit Agreement” means the Amended and Restated Deposit Agreement dated as of November 13, 2009 between the Issuer and Depositary (as the same may be amended, restated or replaced from time to time).

“Depositary” The Bank of New York Mellon, acting as depositary under the Deposit Agreement (and any successor or replacement thereto).

“Determination Date” means September 12, 2011.

“Distributed Property” has the meaning set forth in Section 4.03.

“Exercise Date” has the meaning set forth in Section 3.01.

“Exercise Notice” means, for any Put Option, the exercise notice substantially in the form set forth in Exhibit A hereto.

“Exercise Price” means initially $42.40 per Put Option, subject to adjustment pursuant to Article 4.

“Expiration Date” means, for any Put Option, October 10, 2011, regardless of whether such date is a Trading Day.

“Free Float” means the aggregate number of shares of Common Stock (including shares of Common Stock underlying ADSs) held by non-Affiliates of the Issuer and eligible for resale (in the case of shares of Common Stock, upon conversion into ADSs) without restriction on the New York Stock Exchange.

“Full Physical Share Amount” has the meaning set forth in Section 3.02.

“Governmental Body” means any governmental body, agency or official of any country or political subdivision of any country, including any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority (including any self-regulatory organization), agency or commission or any court, tribunal, or judicial or arbitral body.

“Holder” means each Specified Purchaser.

“Issuer” means YPF Sociedad AnÓnima.

“Number of Put Options” means, for each Holder, the number of Put Options set forth opposite such Holder’s name under the heading “Number of Put Options” on Schedule A hereto; provided that the Number of Put Options for each Holder shall be reduced, as of the Trading Day prior to the Determination Date, by an amount equal to the Reduction Percentage for such Holder of the Free Float as of the Trading Day prior to the Determination Date, rounded up to the nearest whole number; provided further that if such reduction results in a negative number, the Number of Put Options for such Holder will be deemed to be zero.  The Number of Put Options for each Holder shall be subject to adjustment pursuant to Section 4.02.

“Open of Business” means 9:00 a.m., New York City time.

“Person” means an individual, partnership, firm, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Put Option” means a Put Option of the Seller exercisable for one ADS of the Issuer, subject to adjustment as provided herein, and issued pursuant to this Put Option Agreement with the terms, conditions and rights set forth in this Put Option Agreement.

“Recapture Period” has the meaning set forth in Section 4.03.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of ADSs have the right to receive any Cash, securities or other property or in which ADSs (or other applicable security) is exchanged for or converted into any combination of Cash, securities or other property, the date fixed for determination of holders of ADSs entitled to receive such Cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Reduction Percentage” means, for each Holder, the percentage set forth opposite the name of such Holder under the heading “Reduction Percentage” on Schedule A hereto, which shall be equal to, in each case, the percentage obtained by multiplying 20% by a fraction (i) the numerator of which is the Number of Put Options for such Holder and (ii) the denominator of which is the Aggregate Notional Number.

“Reference Property” has the meaning set forth in Section 4.05.

“Reorganization Event” has the meaning set forth in Section 4.05.

“SEC” means Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” means, in respect of a Put Option that is exercised hereunder, the third Trading Day immediately following the Exercise Date.

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of March 11, 2011 between the Seller and the Purchaser.

“Trading Day” means (i) if the applicable security is listed on the New York Stock Exchange, a day on which trades may be made thereon or (ii) if the applicable security is listed or admitted for trading on the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or other national securities exchange or market, a day on which the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or such other national securities exchange or market is open for business or (iii) if the applicable security is not so listed, admitted for trading or quoted, any Business Day in New York City, New York.

“Unit of Reference Property” has the meaning set forth in Section 4.05.

ARTICLE 2
Issuance, Execution and Transfer of Put Options

Section 2.01 .  Purchase and Sale.  Upon the terms and subject to the conditions of this Put Option Agreement, the Seller agrees to sell to the Purchaser, on behalf of each Specified Purchaser, and the Purchaser agrees to purchase from the Seller, on behalf of each Specified Purchaser, the Number of Put Options for such Specified Purchaser as set forth opposite such Specified Purchaser under the heading “Number of Put Options” on Schedule A hereto in consideration for Purchaser’s agreement to purchase, on behalf of the Specified Purchasers, all of the ADSs to be purchased pursuant to the Stock Purchase Agreement.

Section 2.02 . Issuance of Put Options.  The Number of Put Options issued hereunder shall be represented by this Put Option Agreement.  The issue date of the Put Options shall be the date of the Closing (as defined in the Stock Purchase Agreement). The Put Options issued to the Purchaser, on behalf of the Specified Purchasers, at the Closing shall be the only Put Options issued or outstanding under this Put Option Agreement. All Put Options issued under this Put Option Agreement shall in all respects be equally and ratably entitled to the benefits hereof, without preference, priority, or distinction.

Section 2.03 .  Limitations on Transfer. None of this Put Option Agreement, the Put Options evidenced hereby nor any interest or obligation in or under this Put Option Agreement may be directly or indirectly transferred, assigned or otherwise disposed of (whether by way of security or otherwise) by the Purchaser or any Specified Purchaser without the prior written consent of the Seller.

ARTICLE 3
Exercise and Settlement of Put Options

Section 3.01 .  Exercise of Put Options. During the period beginning at the Open of Business on the Determination Date and ending at the Close of Business on the Expiration Date, each Holder shall be entitled to exercise, in accordance with this Article 3, the full Number of Put Options for such Holder or any portion thereof (which shall not include any fractional Put Options) by delivering a duly completed and executed Exercise Notice to the Seller; provided that no Holder shall be entitled to deliver more than one Exercise Notice to the Seller.  Any Put Options not exercised prior to the Close of Business on the Expiration Date shall expire unexercised. The date on which an exercising Holder complies with the requirements for exercise set forth in this Section 3.01 in respect of one or more Put Options is the “Exercise Date” for such Put Options.  However, if such date is not a Trading Day or an exercising Holder satisfies such requirements after the Close of Business on a Trading Day, then the Exercise Date shall be the immediately succeeding Trading Day.  The Seller shall notify each Holder, which obligation may be satisfied through notification to the Purchaser, not later than the Open of Business on the Determination Date of the Number of Put Options for such Holder.

Section 3.02 .  Settlement of Put Options.  For each Put Option duly exercised hereunder, (i) prior to 11:00 a.m., New York City time, on the Settlement Date, the exercising Holder shall cause to be delivered to the Seller one ADS (the “Full Physical Share Amount”) together with, if applicable, any dividends or distributions (or payments in respect thereof) as set forth in Section 4.03, and (ii) on the Settlement Date, following receipt by each Holder of such amounts as set forth in clause (i) above, the Seller shall pay the Exercise Price (determined as of such Exercise Date), by federal wire or other immediately available funds payable to the order of such Holder and notified to the Seller in accordance with Section 8.02.

Section 3.03 .  Record Holder of ADSs.  The Seller shall for all purposes be deemed to have become the holder of record of any ADSs delivered upon exercise of the Put Options represented by this Put Option Agreement as of the Close of Business on the later of the Exercise Date and the date of payment by the Seller of the Exercise Price in accordance with Section 3.02.  However, if any such date is a date when the ADS transfer books of the Depositary are closed, the Seller shall be deemed to have become the holder of such ADSs at the Close of Business on the next succeeding date on which the ADS transfer books of the Depositary are open.

Section 3.04 .  No Fractional ADSs to Be Delivered. (a) Notwithstanding anything to the contrary in this Put Option Agreement, no Holder shall be required to deliver any fraction of an ADS upon exercise of any Put Options.

(b) The Seller hereby expressly waives its right to receive any fraction of an ADS or a receipt representing a fraction of an ADS.

Section 3.05 .  Calculations Determined by Seller. The Seller shall be responsible for performing, in good faith, all calculations required in connection with the exercise and settlement of the Put Options and the delivery of ADSs as described in this Article 3.  In connection therewith, the Seller shall provide prompt written notice to each exercising Holder of the number of ADSs deliverable upon exercise and settlement of the Put Options.

ARTICLE 4
Adjustments

Section 4.01 .  Adjustments to Exercise Price.  The Exercise Price for the Put Options shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a) (i) The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Exercise Price shall be adjusted based on the following formula:

where:

EP0	=
the Exercise Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be;

EP1	=
the Exercise Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be;

OS0	=
the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be;

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination;

ADS0	=
the number of shares of Common Stock represented by an ADS immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be; and

ADS1	=	the number of shares of Common Stock represented by an ADS immediately after giving effect to such dividend, distribution, subdivision or combination, as the case may be.

Such adjustment shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution of the type described in this Section 4.01(a) is declared but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution had not been declared or announced, as the case may be.

(ii) In the event of (A) any subdivision or split of the outstanding ADSs, (B) any distribution of additional ADSs to holders of ADSs, or (C) any combination of the outstanding ADSs into a smaller number of ADSs, the Seller shall adjust the Exercise Price (and shall make a corresponding adjustment to the Number of Put Options for each Holder pursuant to Section 4.02) in effect immediately before the event triggering the adjustment so that the Seller will be entitled to receive, upon such Holder’s exercise of the Put Options issued hereunder, the number of ADSs that the Seller would have been entitled to receive upon such Holder’s exercise immediately following this event had the Put Options issued hereunder been exercised for the underlying ADS immediately before this event or any record date with respect to it.

(b) If the Common Stock ceases to be represented by American Depositary Receipts issued under a depositary receipt program sponsored by the Issuer, or the ADSs cease to be listed on the New York Stock Exchange (and are not at that time listed on another United States national securities exchange), all references in this Put Option Agreement to the ADSs relative to the terms of the Put Options shall be deemed to have been replaced by a reference to the number of shares of Common Stock represented by an ADS on the date the Common Stock ceases to be represented by American Depositary Receipts issued under a depositary receipt program sponsored by the Issuer or on the last day on which the ADSs were traded on the New York Stock Exchange (or another United States national securities exchange), as the case may be, as adjusted, pursuant to the adjustment provisions of this Put Option Agreement, for any other property the ADSs represented as if the other property had been distributed to holders of the ADSs on that day.

Section 4.02 .  Adjustments to Number of Put Options for Each Holder.  Concurrently with any adjustment to the Exercise Price under Section 4.01, the Number of Put Options for each Holder shall be adjusted such that the Number of

Put Options in effect immediately following the effectiveness of such adjustment will be equal to the Number of Put Options for such Holder in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment, rounded up to the nearest whole number.

Section 4.03 . Pass-Through of Dividends and Distributions. If an issuance, dividend or other distribution is made to all holders of ADSs of any (i) Cash dividends or distributions, (ii) distributions of any rights or warrants to purchase Common Stock or other securities or assets of the Issuer, (iii) distributions of shares of the Issuer’s Capital Stock (other than Common Stock) or (iv) evidences of the Issuer’s indebtedness (clauses (i) through (iv), collectively, the “Distributed Property”), in each case, for which the Record Date for such issuance, dividend or distribution occurs during the period (the “Recapture Period”) from, and including, the date hereof and to, but excluding, the date on which the Seller becomes the holder of record of any ADSs delivered upon exercise of the Put Options represented by this Put Option Agreement pursuant to Section 3.03, then upon exercise of any Put Options hereunder, each exercising Holder shall, in the case of any Distributed Property described in clause (i) above, pay to the Seller, on the Settlement Date the amount of Cash paid in respect of the number of ADSs underlying the number of Put Options exercised by such Holder, and in the case of any Distributed Property described in clause (ii), clause (iii) or clause (iv) above, at Holder’s election, which shall be set forth in the relevant Exercise Notice, either:

(a) pay to the Seller, on the Settlement Date the net cash proceeds received by such Holder in connection with the sale by such Holder in an arms-length transaction to an unaffiliated third party of an amount of Distributed Property distributed in respect of the number of ADSs underlying the number of Put Options exercised; or

(b) deliver to the Seller, on the Settlement Date, the amount of Distributed Property distributed in respect of the number of ADSs underlying the number of Put Options so exercised by such Holder, as well as any dividends or distributions on such Distributed Property for which the relevant record date occurs in the Recapture Period (including, for the avoidance of doubt, interest payments on debt securities for which the relevant record date occurs in the Recapture Period and principal payments on debt securities for which the relevant maturity occurs in the Recapture Period).

Upon the issuance, dividend or distribution of any Distributed Property described in clause (ii), clause (iii) or clause (iv) above, for which the Record Date occurs during the Recapture Period and for which an exercising Holder has elected to sell such Distributed Property and deliver the net cash proceeds to

Seller in accordance with clause (a) above, such Holder agrees (x) to use commercially reasonable efforts to sell promptly such Distributed Property in an arms-length transaction to one or more unaffiliated third parties (which shall include the Seller) and (y) prior to consummating any sale of such Distributed Property to any unaffiliated third party other than the Seller, to grant the Seller a right of first refusal, exercisable for five Trading Days, in respect of any proposed sale of such Distributed Property to any unaffiliated third party other than the Seller (other than any sale of such Distributed Property on an exchange or recognized market at the then-current market price for such Distributed Property or such exchange or recognized market), at a price equal to the proposed sale price.  Upon the consummation of the sale of such Distributed Property to any unaffiliated third party other than the Seller, an exercising Holder shall promptly notify the Seller of such sale and the corresponding net cash proceeds therefrom.

Notwithstanding the foregoing, in connection with the issuance, dividend or distribution of any Distributed Property for which the Record Date occurs during the Recapture Period, if an exercising Holder has not received any such Distributed Property as of the Settlement Date or if such Holder has elected to sell such Distributed Property in accordance with clause (a) above and has not sold such Distributed Property as of the Settlement Date, then such Holder may elect in respect of any Put Options exercised hereunder to defer payment or delivery, as the case may be, of such issuance, dividend or distribution or, if such Holder has elected to sell such Distributed Property, the net cash proceeds received by such Holder in connection with the sale of such Distributed Property in accordance with clause (a)above, in each case, until the third Trading Day immediately following receipt by such Holder of such Distributed Property or, if such Holder has elected to sell such Distributed Property in accordance with clause (a) above, the third Trading Day immediately following the sale of such Distributed Property.

Section 4.04 .  Restrictions on Adjustments.  (a) Except in accordance with Section 4.01 and Section 4.02, the Exercise Price and the Number of Put Options for each Holder will not be adjusted for the issuance of Common Stock or ADSs, for any dividend or distribution in respect of the Common Stock or ADSs or any other transaction or event relating to or affecting the Common Stock or ADSs.

(b) No adjustment shall be made to the Exercise Price, nor will any corresponding adjustment be made to the Number of Put Options for each Holder, unless the adjustment would result in a change of at least 1% of the Exercise Price.

Section 4.05 .  Recapitalizations, Reclassifications and Other Changes. (a)If any of the following events occur:

(i) any recapitalization;

(ii) any reclassification or change of the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination to which Section 4.01(a) applies);

(iii) any consolidation, merger or combination involving the Issuer;

(iv) any sale or conveyance to a third party of all or substantially all of the Issuer’s assets; or

(v) any statutory share exchange,

(each such event a “Reorganization Event”), in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (the “Reference Property”), then, following the effective time of the transaction, an exercising Holder’s obligation to deliver ADSs upon exercise of a Put Option shall be changed to an obligation to pay or deliver, at such Holder’s election, which shall be set forth in the relevant Exercise Notice, either:

(i) the net cash proceeds received by such Holder in connection with the sale by such Holder in an arms-length transaction to an unaffiliated third party of the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that such Holder received in connection with such Reorganization Event in respect of one ADS (such kind and amount of Reference Property per ADS, a “Unit of Reference Property”); or

(ii) a Unit of Reference Property.

In the event holders of the ADSs have the opportunity to elect the form of consideration to be received in a Reorganization Event, the type and amount of consideration to be delivered upon exercise of a Put Option hereunder, or sold by a Holder in an arms length transaction as described in clause 108H(i) above, from and after the effective time of such Reorganization Event shall be deemed to be the types and amounts of consideration actually received by such Holder in such Reorganization Event in respect of such Holder’s ADSs.

(b) Upon the issuance, dividend or distribution of any non-Cash Reference Property for which an exercising Holder has elected to sell such Reference Property and deliver the net cash proceeds to Seller in accordance with clause (a)(i) above, such Holder agrees (x) to use commercially reasonable efforts to sell promptly such Reference Property in an arms-length transaction to one or more unaffiliated third parties (which shall include the Seller) and (y) prior to consummating any sale of such Reference Property to any unaffiliated third party other than the Seller, to grant the Seller a right of first refusal, exercisable for five T

Trading Days, in respect of any proposed sale of such Distributed Property to any unaffiliated third party other than the Seller (other than any sale of such Reference Property on an exchange or recognized market at the then-current market price for such Reference Property on such exchange or recognized market), at a price equal to the proposed sale price.  Upon the consummation of the sale of such Reference Property to any unaffiliated third party other than the Seller, each Holder shall promptly notify the Seller of such sale and the corresponding net cash proceeds therefrom.

(c) At any time from, and including, the effective time of a Reorganization Event, the Full Physical Share Amount per Put Option shall be equal to a single Unit of Reference Property (or, if the exercising Holder elects to sell the Reference Property pursuant to clause (a)(i) above, the net cash proceeds received per Unit of Reference Property in such sale).

(d) The above provisions of this Section 4.05 shall similarly apply to successive Reorganization Events.

(e) If this Section 4.05 applies to any event or occurrence, no other provision of this Article 4 shall apply to such event or occurrence.

Section 4.06 .  Common Stock Outstanding. For the purposes of this Article 4, the number of shares of Common Stock at any time outstanding shall not include shares held, directly or indirectly, by the Issuer, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 4.07 .  Seller’s Determinations Final.  The Seller shall be responsible for making, in good faith, all calculations called for under this Put Option Agreement. These calculations include, but are not limited to, the Exercise Date, the Exercise Price, the Number of Put Options for each Holder and the number of ADSs or Units of Reference Property, if any, to be delivered upon exercise of the Put Options.

Section 4.08 .  Notice of Adjustments.  Whenever the Exercise Price or the Number of Put Options for each Holder is adjusted pursuant to this Article 4, the Seller shall promptly mail to each Holder a notice of the adjustment.

ARTICLE 5
Other Provisions Relating to Rights of Each Holder

Section 5.01 .  Amendments.  No amendment, modification or waiver in respect of this Put Option Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

ARTICLE 6
Representations, Warranties and Covenants of the Seller

The Seller hereby represents and warrants to the Purchaser that:

Section 6.01 .  Organization and Existence.  The Seller is a corporation (sociedad anónima) duly organized and validly existing under the laws of the Kingdom of Spain.

Section 6.02 .  Authorization.  The execution, delivery and performance by the Seller of this Put Option Agreement and the consummation by the Seller of the transactions contemplated hereby are within the powers of the Seller and have been duly authorized by all necessary action on the part of the Seller.  This Put Option Agreement constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

Section 6.03 .  Governmental and Court Authorization.  The execution, delivery and performance by the Seller of this Put Option Agreement and the consummation by the Seller of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.

Section 6.04 .  Non-contravention.  The execution, delivery and performance by the Seller of this Put Option Agreement do not and shall not (i) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Seller, (ii) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Seller or (iii) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller or to a loss of any benefit to which the Seller is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Seller or any license, franchise, permit or other similar authorization held by the Seller.

ARTICLE 7
Representations and Warranties of The Purchaser

Section 7.01 .  Private Placement.  The Purchaser hereby represents and warrants to and agrees, on behalf of itself and on behalf of each Specified Purchaser, with the Seller that:

(a) The offer and sale of the Put Options has not been registered under the Securities Act;

(b) The Purchaser is a “qualified institutional buyer” as defined in Rule 144A (a “QIB”) under the Securities Act;

(c) Each Specified Purchaser listed on Schedule B hereto is a QIB under the Securities Act;

(d) (i) Each Specified Purchaser listed on Schedule C hereto (each such Specified Purchaser, an “Offshore Specified Purchaser”) is not a United States person as such term is defined in Regulation S under the Securities Act (“Regulation S”) and is acquiring the Put Options in an offshore transaction outside the United States within the meaning of Regulation S in compliance with Rule 904 under the Securities Act and (ii) the Purchaser is purchasing Put Options on behalf each Offshore Specified Purchaser as a dealer or other professional fiduciary organized in the United States and through a discretionary account or similar account managed by the Purchaser and held for the benefit or account of such Offshore Specified Purchaser;

(e) It is acquiring the Put Options for its own account or for one or more accounts (each of which is a QIB or not a United States person within the meaning of Regulation S and as to each of which it exercises sole investment discretion and for each of which it has full power to make the acknowledgments, representations and agreements herein) and not with a view to, or for sale in connection with, any public resale or distribution thereof;

(f) It understands that no offering circular or prospectus will be provided or prepared in connection with the offer and sale of the Put Options;

(g) It has conducted its own investigation of the Put Options and the Seller and the Seller has not made any representation to it, express or implied, with respect to the Put Options or the Seller.  It has received and reviewed all financial and other information that it believes is necessary or appropriate in connection with its decision to purchase the Put Options;

(h) It represents that it has such knowledge and experience in financial and business matters (including investments in unregistered equity securities of non-U.S. issuers) as to enable it to evaluate the merits and risk of its investment in the Put Options and that it and any accounts for which it is acting is able to bear the economic risk of investing in and holding such Put Options; and

(i) It understands that the Put Options are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act.

Section 7.02 .  Organization and Existence.  The Purchaser hereby represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 7.03 . Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser, on behalf of the Specified Purchasers, of this Put Option Agreement and the consummation by the Purchaser, on behalf of the Specified Purchasers, of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action on its part and are within its powers and authority under its asset management and other agreements with each Specified Purchaser.  This Put Option Agreement constitutes a valid and binding agreement enforceable against the Purchaser, on behalf of the Specified Purchasers, and against each of the Specified Purchasers, in accordance with its terms.

Section 7.04 . Governmental and Court Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Put Option Agreement and the consummation by the Purchaser of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.

Section 7.05 .  Non-contravention.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Put Option Agreement do not and shall not (i) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Purchaser, (ii) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Purchaser, including in its capacity as an asset manager acting and/or fiduciary on behalf of the Specified Purchasers, (iii) contravene or require any consent, approval or other action under any asset management or other agreement the Purchaser has entered into with any Specified Purchaser or (iv) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Purchaser or any license, franchise, permit or other similar authorization held by the Purchaser.

Section 7.06 .  Title to the ADSs.  Each exercising Holder has valid title to the ADSs to be delivered upon exercise of the Number of Put Options for such Holder under this Put Option Agreement, free and clear of all security interests, claims, liens, equities or other encumbrances.

ARTICLE 8
Other Matters

Section 8.01 .  Payment of Certain Taxes.  (a) The Seller shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the initial issuance of the Put Options hereunder.

(b) Each exercising Holder shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the delivery of ADSs upon the exercise of Put Options hereunder and the transfer of American Depositary Receipts in respect thereof in the name of, or in such name as may be directed by, the Seller.

Section 8.02 .  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to the Seller, to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Finance
Facsimile No.: + 34 90 255 51 34

with copies (which shall not constitute notice) to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Legal Services
Facsimile No.: + 34 91 348 40 86

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Att:  Nicholas A. Kronfeld
Facsimile No.: + 1 (212) 701-5950

if to the Purchaser or any Holder (which shall constitute notice to such Holder), to:

Lazard Asset Management LLC
30 Rockefeller Plaza
New York, New York 10112
Att: General Counsel

Facsimile No.: +1 (212) 332-1703

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.03 .  Governing Law.  This Put Option Agreement shall be construed in accordance with and governed by the internal law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.04 .  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Put Option Agreement or the transactions contemplated hereby may be brought against any of the parties in any United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Put Option Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection it may now have or hereafter have to venue laid therein or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.

Section 8.05 .  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS PUT OPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.06 .  Entire Agreement; Third-Party Beneficiaries.  This Put Option Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Put Option Agreement.  No representation, inducement, promise, understanding, condition or warranty of either party hereto not set forth herein has been made or relied upon by any party hereto.  Neither this Put Option Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.07 .  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.08 .  Counterparts; Effectiveness.  This Put Option Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 8.09 .  Severability.  If any term, provision, covenant or restriction of this Put Option Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Put Option Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Put Option Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Put Option Agreement has been duly executed by the parties hereto as of the day and year first above written.

REPSOL YPF, S.A.
By:	/s/ Enrique Hernández Pérez
Name:Enrique Hernández Pérez
Title:Corporate Director Legal Services

LAZARD ASSET MANAGEMENT LLC, on behalf of itself and each Specified Purchaser identified on Schedule A hereto
By:	/s/ Gerald B. Mazzari
Name:Gerald B. Mazzari
Title:Chief Operating Officer

EXHIBIT A

[FORM OF EXERCISE NOTICE]

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)

Att: Corporate Director Finance

The undersigned (the “Holder”) hereby irrevocably exercises ______________ Put Options (the “Exercised Put Options”).

The Holder hereby confirms that it will, prior to 11:00 a.m., New York City time, on the Settlement Date, cause to be delivered to the Seller the Full Physical Share Amount for each of the Exercised Put Options together with, if applicable, any dividends or distributions (or payments in respect thereof) as set forth in Section 4.03.

[In connection with the distribution of [insert description of Distributed Property of the type described in clause (ii), clause (iii) or clause (iv) of Section 4.03]] on [              , 2011], the Holder hereby elects to:

 o          pay to the Seller, on the Settlement Date the net cash proceeds received by the Holder in connection with the sale by the Holder in an arms-length transaction to an unaffiliated third party of the Units of Reference Property underlying the number of Exercised Put Options.

o           deliver to the Seller, on the Settlement Date, the Units of Reference Property underlying the number of Exercised Put Options.]0F1

[In connection with the Reorganization Event that occurred on [              , 2011], the Holder hereby elects to:

o       pay to the Seller, on the Settlement Date the net cash proceeds received by the Holder in connection with the sale by the Holder in an arms-length transaction to an unaffiliated third party of an amount of Distributed Property distributed in respect of the number of ADSs underlying the Exercised Put Options.

o          deliver to the Seller, on the Settlement Date, the amount of Distributed Property distributed in respect of the number of ADSs underlying the number of Exercised Put Options, as well as any dividends or distributions on such Distributed Property for which the relevant record date occurs in the Recapture Period (including, for the avoidance of doubt, interest payments on debt securities for which the relevant record date occurs in the Recapture Period and principal payments on debt securities for which the relevant maturity occurs in the Recapture Period).]1F2

[In connection with the distribution of [              ] by the Issuer on the Common Stock for which the Record Date occurred on [               , 2011] but for which the Holder has not [received such Distributed Property as of the date hereof][sold such Distributed Property as of the date hereof], the Holder hereby elects in accordance with Section 4.03 to defer delivery of such [distribution][ payment] until the third Trading Day immediately following [receipt by the Holder of such Distributed Property][the sale of such Distributed Property].]

The Holder hereby directs the Seller to pay the Exercise Price for each of the Exercised Put Options by federal wire transfer as follows:

SWIFT: [ ]
ABA: [ ]
Acct No: [ ]
Acct Name: [ ]
Trade Ref:: [ ]

Dated:______________________

[              ], as Holder

By:
Authorized Signature
Address:
Telephone:

1 Insert if Distributed Property other than Cash is distributed during the Recapture Period.
2 Insert if Reorganization Event occurs during the term of the Put Option.